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                                                                    EXHIBIT 99.1

ARONEX PHARMACEUTICALS RECEIVES NON-APPROVAL LETTER
FROM FDA FOR ATRAGEN(R)

THE WOODLANDS, Texas, Jan. 8 /PRNewswire/ -- Aronex Pharmaceuticals, Inc. (Nasdaq: ARNX - news), announced that the U.S. Food and Drug Administration
(FDA) has denied approval of the Company's New Drug Application (NDA) for ATRAGEN(R) (tretinoin liposome for injection) as a treatment for patients with acute promyelocytic leukemia (APL), for whom therapy with tretinoin (all-trans-retinoic acid or ATRA) is necessary but for whom an intravenous administration is required. In their non-approval letter, the Company believes the principal deficiency that the FDA identified in the NDA was that the proposed claim was not supported because the data did not establish an identifiable population of patients who need tretinoin and cannot use the oral formulation.

"We are disappointed that we did not receive FDA approval to market ATRAGEN(R) in the U.S. to treat this challenged patient population," said Geoffrey F. Cox, Ph.D., Chairman and CEO of Aronex Pharmaceuticals. "We are now investigating our options regarding this matter. We believe we have a clear strategy for the clinical development of ATRAGEN(R) in other indications with potentially larger markets, and we will begin to design a Phase III comparative clinical trial of ATRAGEN(R) in the treatment of non-Hodgkin's lymphoma. Additionally, in the first quarter of this year, we intend to submit a Marketing Authorization Application in Europe for the APL indication where we will not be challenged with the orphan drug status."

Dr. Cox added, "In light of this recent ruling from the FDA, the Board of Directors believes it is in the best interest of our shareholders at this time to initiate steps to conserve our cash by reducing our headcount and other operating expenses. We believe we have a strong pipeline of clinical products in ATRAGEN(R), Nyotran(R), Annamycin and Aroplatin(TM), and we plan to continue to treat patients who are currently enrolled in all of our ongoing clinical trials."

The Company believes that ATRAGEN(R) has broad potential in a range of hematological malignancies and solid tumors. In addition to APL and non-Hodgkin's lymphoma, the ATRAGEN(R) clinical development program is designed to determine the product's potential as a treatment for hormone-resistant prostate cancer (Phase II), renal cell carcinoma in combination with interferon alpha (Phase I/II), and acute myelogenous leukemia (Phase II).

Aronex Pharmaceuticals, Inc. is a biopharmaceutical company that develops and commercializes proprietary innovative medicines to treat cancer and infectious diseases. Aronex Pharmaceuticals currently has three additional products in various stages of clinical development. For more information about Aronex Pharmaceuticals, please visit the Company's website.
Aronex Pharmaceuticals Safe Harbor Statement

Any statements contained in this release that are not historical facts, including statements regarding the Company's clinical development programs and the expected time of clinical trials and regulatory filings, are forward-looking statements that involve risks and uncertainties, including but not limited to the Company's early stage of development, clinical trial results, the uncertainty of regulatory approvals, history of operating losses, future capital needs and uncertainty of additional funding, governmental regulation, intellectual property rights, limited sales and marketing experience, competition and technological change, and other risks identified in the Company's first amendment to its Annual Report on Form 10-K/A for the year ended December 31, 1999, as filed with the Securities and Exchange Commission.